UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2005

VENTURE CATALYST INCORPORATED

(Exact Name of registrant as specified in its charter)

Utah	0-11532	33-0618806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

591 Camino De La Reina, Suite 418 San Diego, California	92108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 330-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 25, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of Venture Catalyst Incorporated (the “Company”) approved certain adjustments to the calculation of earnings before taxes (“EBT”) as used to determine the amount that the EBT exceeds the earnings target under the Company’s Profit Sharing Plan (the “Plan”) for the fiscal year ended June 30, 2005 (“Fiscal 2005”). The Plan is part of the Company’s Annual Incentive Program (the “Program”), which grants the Committee the discretion to make such EBT adjustments.

The Program, which the Company initially put into effect on July 1, 2003, consists of the Plan and discretionary cash bonuses. All full-time regular employees may participate in the Plan, provided that they meet certain eligibility requirements. Individual awards are based on “Fixed Award” formulas and “Discretionary Awards.”. Prior to the start of each fiscal year, which begins on July 1 and ends on June 30 (a “Plan Year”), the Committee will approve the Fixed Award formulas, establish an earnings target and set an award cap, which will be a percentage of an individual’s base salary. Fixed Awards will be determined at the beginning of each Plan Year and will be set forth in written Award Agreements. Discretionary Awards will be determined at the end of each Plan Year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 25, 2005	VENTURE CATALYST INCORPORATED

	By:	/s/ Kevin McIntosh
Kevin McIntosh
Senior Vice President, Chief Financial Officer, Secretary and Treasurer